EXHIBIT 99.1

NEWS RELEASE

PGTI Reports 2019 Fourth Quarter and Fiscal Year Results

VENICE, Fla., February 25, 2020 – PGT Innovations, Inc. (NYSE: PGTI), a national leader in premium windows and doors, including impact-resistant products and products designed to unify indoor/outdoor living spaces, today announced financial results for its fourth quarter and year ended December 28, 2019.

Financial Highlights for 2019 compared to 2018

●
Fourth quarter 2019 net sales were $175 million, compared to $190 million; Full year 2019 net sales were $745 million, compared to $698 million, including a net increase of $89 million from Western Window Systems

●	Fourth quarter 2019 net income was $3 million, compared to $10 million; Fourth quarter 2019 adjusted net income was $6 million, compared to $12 million
●	Fourth quarter 2019 net income per diluted share was $0.06, compared to $0.18; Fourth quarter 2019 adjusted net income per diluted share was $0.10, compared to $0.21
●	Fourth quarter 2019 Adjusted EBITDA was $24 million, compared to $32 million; Full year 2019 Adjusted EBITDA was $128 million, compared to $127 million

2020 Guidance

•	Net sales of $850 million to $880 million
•	Adjusted EBITDA of $145 million to $155 million
•	Net income per diluted share of $0.86 to $0.99

“Sales in the quarter were down by 8 percent compared to the prior-year quarter, in which we experienced record-setting growth, partially driven by the demand and overall consumer brand awareness generated by two major hurricanes.” said Jeff Jackson, President and Chief Executive Officer. “We are focused on driving growth and delivered better-than-expected sales in the fourth quarter of 2019 across our legacy repair and remodel business. We are seeing strong new order entries for our legacy business in the first quarter of 2020 compared to the prior-year quarter and expect this positive momentum to continue in 2020.”

“Completion of the acquisition of NewSouth Window Solutions was another step toward fulfilling our strategy to become a national leader of premium windows and doors,” said Jackson.  “Last year we completed the acquisition of Western Window Systems, which extended our footprint to include growing markets outside of Florida. NewSouth further increases our diversification by adding a direct-to-consumer distribution channel. We will continue to pursue our strategy that we believe will drive long-term organic growth and expand our sales through the addition of incremental channels.”

“In our Western business unit, sales increased 8 percent compared to the prior-year quarter, reflecting continued expansion in its core and emerging markets,” added Jackson.

“We ended the year with a cash balance of $97 million and a trailing-twelve-month net debt-to-adjusted EBITDA ratio of 2.2 times,” said Sherri Baker, Senior Vice President and Chief Financial Officer of PGT Innovations. “Consistent with our priority of maintaining a strong and flexible balance sheet, we anticipate that reducing leverage after acquisitions will remain a capital allocation priority.”

“Today we are announcing full-year guidance for 2020, including net sales in the range of $850 million to $880 million, adjusted EBITDA in the range of $145 million to $155 million, and EPS in the range of $0.86 to $0.99. These estimates include the expected contribution from NewSouth Window Solutions. We remain focused on driving sales outside of our core markets and expanding our product portfolio in addition to continuing our execution on controlling costs,” concluded Baker.

Conference Call

PGT Innovations will host a conference call today at 10:30 a.m. The conference call will be available at the same time through the Investor Relations section of the PGT Innovations, Inc. website, http://ir.pgtinnovations.com/events.cfm.

To participate in the teleconference, kindly dial into the call about 15 minutes before the start time: 800-309-1256 (U.S. and Canada) and 786-789-4796 (U.S.). The conference ID is 161268. A replay of the call will be available within approximately two hours after the scheduled end of the call, through 1:30 p.m. on March 3, 2020. To access the replay, dial 888-203-1112 (U.S. and Canada) and 719-457-0820 (U.S.) and refer to pass code 3487752.

You may also join the conference online by using the following link:
https://services.choruscall.com/links/pgti200225O4r89DPW.html

The webcast will also be available through the Investors section of the PGT Innovations, Inc. website:
http://ir.pgtinnovations.com/events.cfm.

About PGT Innovations, Inc.

PGT Innovations manufactures and supplies premium windows and doors. Its highly-engineered and technically-advanced products can withstand some of the toughest weather conditions on earth and unify indoor/outdoor living spaces.

PGT Innovations creates value through deep customer relationships, understanding the unstated needs of the markets it serves and a drive to develop category-defining products. PGT Innovations is also the nation’s largest manufacturer of impact-resistant windows and doors, holds the leadership position in its primary markets, and is part of the S&P SmallCap 400 Index.

The PGT Innovations’ family of brands include CGI®, PGT® Custom Windows & Doors, WinDoor®, Western Window Systems®, CGI Commercial® and Eze-Breeze®. The Company’s brands, in their respective markets, are a preferred choice of architects, builders, and homeowners throughout North America and the Caribbean. The Company’s high-quality products are available in custom and standard sizes with multiple dimensions that allow for greater design possibilities in residential, multi-family, and commercial projects. For additional information, visit www.pgtinnovations.com.

Forward-Looking Statements

Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as  “guidance,” “expect,” “believe,” “anticipate,” “may,” “outlook,” “forecast,” “intend,” “could,” “estimate,” and similar terminology. These risks and uncertainties include factors such as:

•
unpredictable weather and macroeconomic factors that may negatively impact the repair and remodel and new construction markets and the construction industry generally, especially in the state of Florida and the western United States, where the substantial portion of our sales are currently generated, and in the U.S. generally;

•	changes in raw material prices, especially for aluminum, glass and vinyl, including, price increases due to the implementation of tariffs and other trade-related restrictions;
•	our dependence on a limited number of suppliers for certain of our key materials;
•	our dependence on our impact-resistant product lines and contemporary indoor/outdoor window and door systems, and on consumer preferences for those types and styles of products;
•	the effects of increased expenses or unanticipated liabilities incurred as a result of, or due to activities related to, our acquisitions of NewSouth and Western Window Systems;
•	our level of indebtedness, which increased in connection with our acquisition of Western Window Systems, and increased further in connection with our acquisition of NewSouth;
•
increases in bad debt owed to us by our customers in the event of a downturn in the home repair and remodel or new home construction channels in our core markets and our inability to collect such debt;

•
the risks that the anticipated cost savings, synergies, revenue enhancement strategies and other benefits expected from our acquisitions of NewSouth and Western Window Systems may not be fully realized or may take longer to realize than expected or that our actual integration costs may exceed our estimates;

•	increases in transportation costs, including increases in fuel prices;
•	our dependence on our limited number of geographically concentrated manufacturing facilities;
•	sales fluctuations to and changes in our relationships with key customers;
•	federal, state and local laws and regulations, including unfavorable changes in local building codes and environmental and energy code regulations;
•
risks associated with our information technology systems, including cybersecurity-related risks, such as unauthorized intrusions into our systems by “hackers” and theft of data and information from our systems, and the risks that our information technology systems do not function as intended or experience temporary or long-term failures to perform as intended.

•	product liability and warranty claims brought against us;
•
in addition to the acquisitions of NewSouth and Western Window Systems, our ability to successfully integrate businesses we may acquire in the future, or that any business we acquire may not perform as we expected at the time we acquired it; and

•	the other risks and uncertainties discussed under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 28, 2019 and our other SEC filings.

Statements in this press release that are forward-looking statements include, without limitation, our expectations regarding: (1) order entries and demand for our products during 2020; (2) our long-term organic growth; (3) our ability to expand our sales, including through our expansion outside of Florida and into markets throughout the Western United States; (4) our expectations regarding sales growth through the acquisition or other addition of incremental sales channels and markets; (5) our capital allocation priorities; (6) our cost-reduction measures; (7) the strength of our balance sheet and the flexibility it provides to us; and (8) the 2020 financial performance guidance described in this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances from the date of this press release.

Use of Non-GAAP Financial Measures

This press release and the financial schedules include financial measures and terms not calculated in accordance with U.S. generally accepted accounting principles (GAAP). We believe that presentation of non-GAAP measures such as adjusted net income, adjusted net income per share, and adjusted EBITDA provides investors and analysts with an alternative method for assessing our operating results in a manner that enables investors and analysts to more thoroughly evaluate our current performance compared to past performance. We also believe these non-GAAP measures provide investors with a better baseline for assessing our future earnings potential. The non-GAAP measures included in this press release are provided to give investors access to types of measures that we use in analyzing our results.

Adjusted net income consists of GAAP net income adjusted for the items included in the accompanying reconciliation. Adjusted net income per share consists of GAAP net income per share adjusted for the items included in the accompanying reconciliation. We believe these measures enable investors and analysts to more thoroughly evaluate our current performance as compared to the past performance and provide a better baseline for assessing the Company's future earnings potential. However, these measures do not provide a complete picture of our operations.

Adjusted EBITDA consists of net income, adjusted for the items included in the accompanying reconciliation. We believe that adjusted EBITDA provides useful information to investors and analysts about the Company's performance because they eliminate the effects of period-to-period changes in taxes, costs associated with capital investments and interest expense. Adjusted EBITDA does not give effect to the cash the Company must use to service its debt or pay its income taxes and thus does not reflect the actual funds generated from operations or available for capital investments.

Our calculations of adjusted net income and adjusted net income per share, and adjusted EBITDA are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP but should not be considered a substitute for or superior to GAAP measures. Schedules that reconcile adjusted net income, adjusted net income per share, and adjusted EBITDA to GAAP net income are included in the financial schedules accompanying this release.

Adjusted EBITDA as used in the calculation of the net debt-to-Adjusted EBITDA ratio, consists of our adjusted EBITDA as described above, but for the trailing twelve-month period, adjusted pursuant to the covenants contained in the 2016 Credit Agreement due 2022 for the acquisition of Western Window Systems.

SOURCE: PGT Innovations, Inc.

PGT Innovations Contacts:

Investor Relations:
Sherri Baker, 941-480-1600
Senior Vice President and CFO
SBaker@PGTInnovations.com

Media Relations:
Brent Boydston, 941-480-1600
Senior Vice President, Corporate Sales and Marketing
BBoydston@PGTInnovations.com

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018

Net sales	$174,826	$189,887	$744,956	$698,493
Cost of sales	118,663	124,137	484,588	455,025
Gross profit	56,163	65,750	260,368	243,468
Selling, general and administrative expenses	43,708	45,617	176,312	150,910
Gains on sales of assets under purchase agreement	-	-	-	(2,551)
Income from operations	12,455	20,133	84,056	95,109
Interest expense, net	6,495	7,136	26,417	26,529
Debt extinguishment costs	1,512	-	1,512	3,375
Income before income taxes	4,448	12,997	56,127	65,205
Income tax expense	1,168	2,523	12,439	11,272
Net income	$3,280	$10,474	$43,688	$53,933

Basic net income per common share	$0.06	$0.18	$0.75	$1.03

Diluted net income per common share	$0.06	$0.18	$0.74	$1.00

Weighted average common shares outstanding:
Basic	58,422	57,987	58,346	52,461

Diluted	59,049	59,240	59,150	54,106

PGT INNOVATIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited - in thousands)

	December 28,	December 29,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$97,243	$52,650
Accounts receivable, net	68,091	80,717
Inventories	43,851	44,666
Contract assets, net	10,547	6,757
Prepaid expenses and other current assets	13,878	10,771
Total current assets	233,610	195,561

Property, plant and equipment, net	128,199	115,707
Operating lease right-of-use asset, net	26,390	-
Intangible assets, net	255,962	271,818
Goodwill	277,600	277,827
Other assets, net	972	1,240
Total assets	$922,733	$862,153

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$51,394	$68,557
Current portion of operating lease liability	4,703	-
Current portion of long-term debt	-	163
Total current liabilities	56,097	68,720

Long-term debt, less current portion	368,971	366,614
Operating lease liability, less current portion	24,040	-
Deferred income taxes, net	27,945	22,758
Other liabilities	14,132	18,517
Total liabilities	491,185	476,609

Total shareholders' equity	431,548	385,544
Total liabilities and shareholders' equity	$922,733	$862,153

PGT INNOVATIONS, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR
MOST DIRECTLY COMPARABLE GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts and percentages)

	Three Months Ended		Year Ended
	December 28,	December 29,	December 28,	December 29,
	2019	2018	2019	2018
Reconciliation to Adjusted Net Income and
Adjusted Net Income per share (1):
Net income	$3,280	$10,474	$43,688	$53,933
Reconciling items:
Product line transition costs (2)	-	-	1,133	-
Other corporate costs (3)	219	1,560	1,928	1,560
Debt extinguishment costs (4)	1,512	-	1,512	3,375
Facility and equipment relocation costs (5)	-	398	-	833
Gains on sales of assets under
purchase agreement (6)	-	-	-	(2,551)
Transaction-related costs and effects (7)	1,500	-	2,150	4,144
Write-offs of deferred lenders fees and
discount relating to debt prepayments (8)	-	260	-	5,557
Tax effect of Tax Cuts and Jobs Act (9)	-	231	-	231
Tax effect of reconciling items	(784)	(513)	(1,681)	(3,271)
Adjusted net income	$5,727	$12,410	$48,730	$63,811
Weighted-average diluted shares	59,049	59,240	59,150	54,106
Adjusted net income per share - diluted	$0.10	$0.21	$0.82	$1.18
Reconciliation to Adjusted EBITDA (1):
Depreciation and amortization expense	$8,919	$8,600	$34,732	$24,450
Interest expense, net	6,495	7,136	26,417	26,529
Income tax expense	1,168	2,523	12,439	11,272
Reversal of tax effect of reconciling items for
adjusted net income above	784	513	1,681	3,271
Reconciling item included in interest expense, net	-	(260)	-	(5,557)
Tax effect of Tax Cuts and Jobs Act (9)	-	(231)	-	(231)
Stock-based compensation expense	676	840	3,923	3,383
Adjusted EBITDA	$23,769	$31,531	$127,922	$126,928
Adjusted EBITDA as percentage of net sales	13.6%	16.6%	17.2%	18.2%

Net debt-to-Adjusted EBITDA ratio, as adjusted for Western Window Systems (10)			2.2x

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed February 25, 2020.

(2) Represents costs relating to product line transitions, classified within cost of sales for the year ended December 28, 2019.

(3) In 2019, represents executive-level recruiting costs, and other infrequent corporate costs classified within selling, general and administrative expenses, including $219 thousand in severance costs in the fourth quarter of 2019. In 2018, represents certain costs incurred relating to a fourth quarter legal settlement and regulatory actions, as well as costs relating to a unique warranty issue.

(4)  In 2019, represents debt extinguishment costs relating to the Company's third refinancing and third amendment of the 2016 Credit Agreement on October 31, 2019. In 2018, represents debt extinguishment costs of $3.1 million recognized in the first quarter of 2018 relating to the Company's second refinancing and second amendment of the 2016 Credit Agreement on March 16, 2018, and $296 thousand in the third quarter relating to changes in lender positions under the revolving credit portion of the 2016 Credit Agreement.

(5) Represents costs associated with planned relocations of certain equipment and product lines, including the manufacturing operations of CGI Windows & Doors into its new facility in Miami, FL, costs associated with machinery and equipment relocations within our glass plant operations in Venice, FL as the result of our planned disposal of certain glass manufacturing assets to Cardinal Glass Industries, and relocation of our Eze-Breeze porch enclosures product line to our Orlando manufacturing facility, substantially all of which is classified within cost of sales in 2018.

(6) Represents gains from sales of assets to Cardinal LG Company (Cardinal) under an Asset Purchase Agreement (APA) dated September 22, 2017.

(7) In 2019, includes $1.5 million relating to our previously announced acquisition of NewSouth Window Systems, which closed on January 31, 2020, and $650 thousand relates to additional costs relating to our acquisition of Western Window Systems, all of which are classified within selling, general and administrative expenses. In 2018, represents costs and other effects relating to our acquisition of Western Window Systems. Of the $4.1 million in the year ended December 29, 2018, $3.8 million relates to transaction-related costs classified within selling, general and administrative expenses. The remaining $392 thousand relates to an opening balance sheet inventory valuation adjustment which is classified within cost of sales in the year ended December 29, 2018.

(8) Represents non-cash charges from write-offs of deferred lenders fees and discount relating to prepayments of borrowings outstanding under the term loan portion of the 2016 Credit Agreement totaling $160.0 million, of which $152.0 million was in the 2018 third quarter, and $8.0 million was in the 2018 fourth quarter using cash on hand, included in interest expense, net in the three months and year ended December 29, 2018.

(9) Represents a subsequent adjustment to our deferred tax liability relating to the Tax Cuts and Jobs Act legislation enacted on December 22, 2017.

(10) Calculated in accordance with the covenants pursuant to the 2016 Credit Agreement due 2022.